EXHIBIT 99.1

San Juan Basin Royalty Trust

TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116

                          NEWS RELEASE

San Juan Basin Royalty Trust
Declares Monthly Cash Distribution

FORT WORTH, Texas, September 19, 2003 — TexasBank, as Trustee of the San Juan Basin Royalty Trust, today declared a monthly cash distribution to the holders of its units of beneficial interest of $8,944,515.28 or $0.191906 per unit, based principally upon production during the month of July 2003. The distribution is payable October 15, 2003, to unit holders of record as of September 30, 2003. Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 4,371,027 Mcf (4,641,698 MMBtu). Dividing revenues by production volume yielded an average gas price for July 2003 of $3.81 per Mcf ($3.59 per MMBtu) as compared to $4.83 per Mcf ($4.39 per MMBtu) for June 2003. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,808,694. Lease operating expense was $1,209,850 and taxes were $1,681,794.

Contact:	Lee Ann Anderson, Vice President and Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com
e-mail: sjt@texasbank.com
NYSE Ticker Symbol: SJT